    As filed with the Securities and Exchange Commission on August 18, 1999.
                                                Registration No. 333-___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              DELTEK SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

       VIRGINIA                                                 54-1252625
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                              8280 GREENSBORO DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 734-8606

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   DELTEK SYSTEMS, INC. 1996 STOCK OPTION PLAN
                              (Full Title of Plan)

                         ------------------------------

                               KENNETH E. DELASKI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              DELTEK SYSTEMS, INC.
                             8280 GREENSBORO DRIVE
                             MCLEAN, VIRGINIA 22102
                                 (703) 734-8606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------
                                    Copy to:
                           Kathleen L. Cerveny, Esq.
                              Hazel & Thomas, P.C.
                      3110 Fairview Park Drive, Ste. 1400
                             Falls Church, VA 22042
                                 (703) 641-4200

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
    TITLE OF SECURITIES TO BE         AMOUNT TO    AGGREGATE PRICE PER   AGGREGATE OFFERING    REGISTRATION
            REGISTERED              BE REGISTERED       SHARE (1)             PRICE (1)            FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value       900,000(2)(3)           $(3)                  $(3)         $4,704.55(3)
Common Stock, $.001 par value       900,000(3)(4)           $ ---                 $ ---           $ ---(5)
Common Stock, $.001 par value       1,200,000(2)            $ 14.00               $ 16,800,000    $4,670.40
Common Stock, $.001 par value       1,200,000(4)            $ ---                 $ ---           $ ---(5)
============================================================================================================

                                                                (notes overleaf)

(1) Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the closing bid price for the Common Stock on August 13, 1999.

(2) Represents the aggregate maximum number of shares, namely, 2,100,000, as to which options may be granted under the Deltek Systems, Inc. 1996 Stock Option Plan, as amended (the "Option Plan"). In addition to such shares, this Registration Statement covers such additional number of shares as may be required by reason of the operation of the antidilution provisions of the Option Plan.

(3) Such shares were previously registered on Form S-8 (No. 333-30717), which registration statement, as it relates to the Option Plan, is incorporated herein by reference. The Registrant previously paid a filing fee of $4,704.55 with respect to such shares.

(4) Represents the same shares described in the line immediately above, which may be resold by the holders thereof.

(5) Pursuant to Rule 457(h)(3), no additional fee is payable since these shares, which may be offered for resale, are the same shares being registered hereby upon their initial issuance pursuant to the Option Plan.

                                            PART I

                     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

        The documents containing the information specified in this Part I will be sent or given to participants in the Deltek Systems, Inc. 1996 Stock Option Plan to which this Registration Statement relates, as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended, and are not filed as part of this Registration Statement.

                                            PART II

                            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, and any amendments thereto, filed by Deltek Systems, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of filing such documents.

        (a) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No. 000-22001);

        (b) The Company's Amended Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

        (c) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 000-22001); and

        (d) All reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold.

ITEM 4. DESCRIPTION OF SECURITIES.

        Our authorized capital stock consists of 45,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share.

        The following summary description of our common stock and our preferred stock is not complete and is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation, as amended, which have been previously filed with the SEC.

COMMON STOCK

        As of June 30, 1999, we had 16,907,469 shares of common stock outstanding.

        Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of a majority of our shares of common stock who are entitled to vote in any election of directors may elect all of the directors standing for election. Unless there are preferences applicable to any shares of outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event we liquidate, dissolve or wind up our affairs, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights.

PREFERRED STOCK

        As of June 30, 1999, we have no shares of preferred stock outstanding, but our Articles of Incorporation authorize the Board of Directors to issue up to 2,000,000 shares of preferred stock without further action by the stockholders.

        The Board may issue the preferred stock in one or more series and fix the following:

        -   designations;
        -   powers;
        -   preferences;
        -   privileges;
        -   relative participating, optional or special rights; and
        - the qualifications, limitations or restrictions, including, as to each series,

                  -- dividend rights;
                  -- conversion rights;
                  -- voting rights;
                  -- terms of redemption; and
                  -- liquidation preferences.

Any of the above terms and conditions may be greater than the rights of the holders of the common stock. We cannot predict the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. The issuance of preferred stock may also have the effect of decreasing the market price of our common stock. We do not have any present plans to issue preferred stock.

ANTI-TAKEOVER EFFECTS OF VIRGINIA LAW AND OUR ARTICLES OF
INCORPORATION

        We are incorporated under the laws of Virginia and the Virginia Stock Corporation Act. The Act contains certain anti-takeover provisions regulating affiliated transactions and control share acquisitions and validating the adoption of shareholder rights plans which are summarized below.

        Affiliated Transactions. The affiliated transactions provisions are designed to prevent a Virginia corporation from engaging in a transaction with an "interested shareholder" unless approved by the majority of our disinterested directors and the holders of at least two-third of our outstanding voting stock which are not owned by the interested shareholder. The Act defines an interested shareholder generally as a person who owns more than 10% of our voting stock. Certain exceptions are provided under the law.

        Control Share Acquisitions. The control share acquisitions provisions of the Act, limit an increase of the voting strength of the person acquiring the shares above specified limits in director elections unless the voting rights are granted by a majority of the outstanding voting stock not owned by the acquiring person. If the voting rights are granted and the acquiring person controls 50% or more of the voting power, all shareholders (other than the acquiring person) are entitled to receive "fair value" for their shares as provided by the Act. If the voting rights are not granted, we may, as authorized by our Bylaws, purchase the acquiring person's shares at the cost to the acquiring person.

        Shareholder Rights Plan. Under the shareholder rights plan provisions of the Act, our Board of Directors is permitted to adopt a shareholder rights plan that could render a hostile takeover prohibitively expensive if our Board decides that the takeover is not in our best interests. Our Board of Directors has no present plan to adopt a shareholder rights plan. Any plan adopted would be on terms that the Board of Directors deems to be in the best interests of the company and our shareholders.

        The existence of the above provisions of the Act could delay or prevent a change in control, impede a merger, consolidation or other business combination or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

        Election of Directors. Our Articles of Incorporation divide the Board of Directors into three classes. Each class serves a staggered three-year term. This classification system may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control the company. It may also maintain the incumbency of the Board of Directors as it generally makes it more difficult for shareholders to replace a majority of the directors. Our Articles of Incorporation do not provide for cumulative voting rights in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management. The amendment of these provisions would require approval of holders of two thirds or more of the outstanding shares of our stock entitled to vote thereon.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Robert E. Gregg, a Director of the Company, is a shareholder of Hazel & Thomas, P.C.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Section 10 of the Virginia Stock Corporation Act (the "VSCA") allows for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. The Registrant's Articles of

Incorporation provide for mandatory indemnification of its directors and officers and for discretionary indemnification of any employee or agent to the full extent permitted by the VSCA, including in circumstances in which indemnification is otherwise discretionary under the VSCA. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers setting forth certain procedures and other conditions applicable to claims for indemnification pursuant to the Company's Articles of Incorporation and agreeing, subject to certain limitations, to obtain and maintain directors' and officers' liability insurance coverage for its directors and officers. These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.


        The Company maintains a policy of directors and officers' liability insurance.

        INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.

ITEM 8. EXHIBITS

         5.1 Opinion of Hazel & Thomas, P.C.

        10.1 1996 Stock Option Plan filed as Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (No. 333-18247) and incorporated herein by reference.

        23.1 Consent of Arthur Andersen LLP

        23.2 Consent of Counsel included in Exhibit 5.1.

ITEM 9. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        A.     Rule 415 Offering.

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs A(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1993, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.     Subsequent Exchange Act Documents Incorporated by Reference:

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1993, each filing of the issuer's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.     Indemnification.

        1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on August 17, 1999.

                                       DELTEK SYSTEMS, INC.

                                       By:    /s/ Kenneth E. deLaski
                                         ---------------------------------------
                                              Kenneth E. deLaski, President
                                              and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature                                   Title                               Date
/s/ Kenneth E. deLaski                      President, Chief Executive          August 17, 1999
------------------------------------        Officer and Director
Kenneth E. deLaski

/s/ Donald deLaski                          Chairman of the Board of            August 17, 1999
------------------------------------        Directors
Donald deLaski

/s/ Eric F. Brown                           Executive Vice President,           August 17, 1999
------------------------------------        Technical Operations
Eric F. Brown

/s/ Bryan Fleming                           Controller and Treasurer            August 17, 1999
------------------------------------        (Principal Financial and
Bryan Fleming                                Accounting Officer)

/s/ Robert E. Gregg                         Director                            August 17, 1999
------------------------------------
Robert E. Gregg

/s/ Darrell J. Oyer                         Director                            August 17, 1999
------------------------------------
Darrell J. Oyer

/s/ Charles W. Stein                        Director                            August 17, 1999
------------------------------------
Charles W. Stein

                                       INDEX TO EXHIBITS

Exhibit No.    Title of Exhibit

 5.1           Opinion of Hazel & Thomas, P.C.

23.1           Consent of Arthur Andersen LLP

23.2           Consent of Counsel included in Exhibit 5.1.